GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES
                                  Exhibit 12.1
   Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set fourth below:

                                                                 Quarter Ended                           Nine Months Ended
                                             -------------------------------------------------------    ---------------------
                                             Sept. 30,  June 31,    Mar. 31,   Dec. 30,    Sept. 30,       September 30,
                                              2000        2000       1999        1999        1999         2000        1999
                                             --------   ---------   --------   ---------   ---------    ---------   ---------
                                                                              (In millions)
Income before income taxes                   $ 111.7    $  108.9    $  98.1    $   98.6    $  103.3     $  318.7    $  272.2

Combined fixed charges and preferred
  stock dividends:
     Interest expense of deposits              130.0       125.8      124.3       125.4       121.6        380.1       356.0
     Interest expense of long-term debt          2.6         3.3        3.4         3.4         3.5          9.3        10.5
     Interest expense on guaranteed
       preferred beneficial interest in
       Company's junior subordinated
       debentures                                4.6         4.5        4.6         4.6         4.6         13.7        13.8
     Appropriate portion (1/3) of rent
     expense                                     1.7         1.7        1.7         2.1         1.9          5.1         5.6
                                             --------   ---------   --------   ---------   ---------    ---------   ---------
Total combined fixed charges and preferred
   stock dividends                           $ 138.9    $  135.3    $ 134.0    $  135.5    $  131.6     $  408.2    $  385.9
                                             ========   =========   ========   =========   =========    =========   =========

Total combined fixed charges and preferred
   stock dividends (excluding interest
   expense on deposits)                      $   8.9    $    9.5    $   9.7    $   10.1    $   10.0     $   28.1        29.9
                                             ========   =========   ========   =========   =========    =========   =========

Earnings before income taxes and combined
   fixed charges and preferred stock
   dividends                                 $ 250.6    $  244.2    $ 232.1    $  234.1    $  234.9     $  726.9    $  658.1
                                             ========   =========   ========   =========   =========    =========   =========

Ratio of earnings to combined fixed
   charges and preferred stock dividends
   (including interest expense on deposits)   1.80 x      1.80 x     1.73 x      1.73 x      1.78 x       1.78 x      1.71 x
                                             ========   =========   ========   =========   =========    =========   =========

Ratio of earnings to combined fixed
   charges and preferred stock dividends
   (excluding interest expense on deposits)  13.55 x     12.46 x    11.11 x     10.76 x     11.33 x      12.34 x     10.10 x
                                             ========   =========   ========   =========   =========    =========   =========